Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY ANNOUNCES CHANGES IN ITS BUSINESS

ARRANGEMENT WITH KMART

Troy, Michigan (March 30, 2005) – Handleman Company (NYSE: HDL), today announced changes in its business arrangement with Kmart.

In September 2004 Kmart initiated two tests in a limited number of its stores to assess category management, distribution and in-store service of music. As a result of the tests, Handleman Company has been advised that it will continue to provide category management and distribution to approximately 1,070 Kmart stores. Another supplier will provide music to Kmart’s remaining stores (approximately 400). In addition, Kmart will assume responsibility for the performance of in-store merchandising in all of its stores.

The Company expects its annual sales to be reduced by approximately $50 million, or about four percent, because of the changes in its business arrangement with Kmart. The change to another supplier in approximately 400 Kmart stores and to Kmart assuming responsibility for in-store merchandising service will take place over the next several months. The Company believes this change will not have a significant impact on Handleman Company’s ongoing operating income. Further, the Company anticipates that it will be able to offset the lower sales and operating income with cost reductions and sales growth with other customers. For the nine months ended January 31, 2005, Kmart represented approximately 15 percent of Handleman Company sales.

Stephen Strome, Handleman Company Chairman and CEO said, “As we do with all our customers, we’re working closely with Kmart to help them accomplish their objectives while making decisions to optimize our ongoing performance.”

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risk and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risk and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contact: Thomas Braum, Sr. Vice President and CFO (248) 362-4400, Ext. 718	Media Relations: David Bassett (248) 855-6777, Ext. 132